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FORM 3
                                            U. S. SECURITIES AND EXCHANGE COMMISSION
                                                      WASHINGTON, D.C. 20549

                                     INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

           Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                        Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940
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1.  Name and Address of Reporting Person*    2.  Date of Event    4. Issuer Name AND Ticker or Trading Symbol
                                                 Requiring        First International Bancorp, Inc. (FNCE)
Chase          Cheryl            A.              Statement
(Last)        (First)        (Middle)            (Month/Day/Year)
                                                    9/22/97

                                             3.IRS Identification 5.  Relationship of Reporting             6. If Amendment,
                                               Number of             Person(s) to Issuer                      Date of Original
c/o Chase Enterprises, One Commercial Plaza    Reporting Person,      (Check all applicable)                    (Month/Day/Year)
               (Street)                        if an entity         _X__ Director      __X_ 10% Owner               09/30/97
                                               (Voluntary)          ____ Officer (give ____ Other (specify
                                                                           title below)            below)
Hartford               CT         06103                                     ___________________
(City)                (State)     (Zip)                                                                       7. Individual or
                                                                                                                Joint/Group Filing
                                                                                                                (Check Applicable
                                                                                                                 Line)
                                                                                                             _X_Form filed by One
                                                                                                                Reporting Person
                                                                                                             ___Form filed by
                                                                                                                More than One
                                                                                                                Reporting Person



                                      TABLE I - NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
1. Title of Security                         2.  Amount of        3. Ownership Form: Direct (D) or             4.Nature of
    (Instr. 4)                                   Securities          Indirect (I)                                Indirect
                                                 Beneficially        (Instr. 5)                                  Benficial
                                                 Owned                                                           Ownership
                                                 (Instr. 4)                                                      (Instr. 5)

Common Stock                                       804,787                     D
Common Stock                                        55,227                     I                           By the Cheryl A. Chase
                                                                                                             Accumulation Trust I
Common Stock                                        55,227                     I                           By the Cheryl A. Chase
                                                                                                             Accumulation Trust II
Common Stock                                        32,039                     I                           By the Cheryl A. Chase
                                                                                                              Marital Trust


* If the form is filed by more than one reporting person, see Instruction 5(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
                                                                                                                   (Over)


                                    (Print or Type Responses)
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FORM 3 (continued)
         TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED (e.g., puts, calls, warrants, options, convertible securities)

1. Title of Derivative Security               2.Date Exer-   3.Title and Amount of Securities 4.Conver- 5.Owner-  6.Nature of
  (Instr. 4)                                    cisable      Underlying Derivative Security   sion of   ship      Indirect
                                                and          (Instr. 4)                       Exercise  Form of   Beneficial
                                                Expiration                                    Price     Deriv-    Ownership
                                                Date                                          of        ative     (Instr. 5)
                                                (Month/Day/                                   Deri-     Security:
                                                 Year)                                        vative    Direct
                                             Date     Expira-                          Amount Security  (D) or
                                             Exer-    tion             Title           or               Indirect
                                             cisable  Date                             Number           (I)
                                                                                       of               (Instr. 5)
                                                                                       Shares
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Director Stock Option (right to buy)        3/22/98   7/31/07      Common Stock        5,000   $8.50     D

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Explanation of Responses:

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                                                                          /s/ Cheryl A. Chase                   3/23/98
** Intentional misstatements or omissions of facts constitute             **Signature of Reporting Person         Date
   Federal Criminal Violations.
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.


                                                                                                                    Page 2

                                                       (Print or Type Responses)



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